UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2012

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in our Form 8-K filed on June 21, 2011, GameTech International, Inc. (the “Company”) entered into an Amended and Restated Loan Agreement with U. S. Bank N.A. and Bank of West (together the “Lenders”), on June 15, 2011 (as amended by a First Amendment to Amended and Restated Loan Agreement dated as of December 22, 2011, the “Loan Agreement”).  As of the date hereof, the outstanding balance under the Loan Agreement is $15.8 million.

Under the terms of the Loan Agreement, the Company is, among other things, required to: (i) retain Morris-Anderson & Associates, Ltd. as a consultant to the Company, or such other consultant as may be acceptable to both the Lenders and the Company, and (ii) deliver certain bi-weekly reports to the Lenders, regarding: (a) any meetings and discussions held by the Company regarding any acquisitions, divestitures, financings or related transactions, and (b) the Company’s status and projections with respect to a strategic operating plan previously provided to the Lenders, pursuant to Section 6.5(b) of the Loan Agreement (the “Bi-weekly Reports”).

On or around March 23, 2012, Morris-Anderson & Associates, Ltd. resigned as a consultant to the Company.   On April 17, 2012, the Company received written notice from U.S. Bank National Association, as agent for the Lenders (the “Agent”) stating that: (1) the resignation of Morris-Anderson & Associates, Ltd., constitutes  an event of default under Section 7.17 of the Loan Agreement, and (2) the Company’s failure to deliver certain Bi-weekly Reports to the Lenders, as required under Section 6.5(b) of the Loan Agreement, constitutes  an event of default under Section 7.3 of the Loan Agreement.

The notice states that the outstanding balance under the Loan Agreement will bear interest at the default rate from March 23, 2012.  The default rate is equal to a base rate plus three percentage points. The base rate is equal to an applicable margin plus the daily Eurocurrency rate or an alternative base rate (as provided for in the Loan Agreement).  The current applicable margin is 7.50% (February 2012 through April 2012), and increases to 8.50% (May 2012 through October 2012) and 9.50% (November 2012 through June 30, 2013).  As of April 20, 2012, the default rate was 10.5%.  The notice further provides  that the Lenders have the immediate right, as a result of the events of default described herein, to accelerate payment of the outstanding loan balance, commence action against the Company, enforce the payment of the notes under the Loan Agreement, commence foreclosure proceedings and otherwise enforce their rights and remedies against the Company.

Since its receipt of the notice, the Company has engaged in discussions with the Lenders, who have expressed a willingness to consider entering into a forbearance agreement, which may impose additional obligations and restrictions on the Company to those currently contained in the Loan Agreement.

While the Company continues to actively engage in discussions with the Lenders and is optimistic a resolution can be reached, there can be no assurance that the Company will be able to obtain a forbearance, waivers and/or reach a satisfactory agreement with the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC. By: /s/ Andrew Robinson Andrew Robinson Chief Financial Officer & Treasurer

Dated:  April 23, 2012